As Filed with the Securities and Exchange Commission on April 18, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GART SPORTS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	84-1242802
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 W. Hampden Ave.
Englewood, Colorado 80110
(Address of Principal Executive Offices)

Gart Sports Company 1994 Management Equity Plan
Sportmart, Inc. Associate Stock Purchase Plan
Sportmart, Inc. Directors’ Stock Option Plan
Sportmart, Inc. Stock Option Plan
(Full Title of Plans)

Nesa E. Hassanein, Esq.
Gart Sports Company
1050 W. Hampden Ave.
Englewood, Colorado 80110
(303) 200-5050
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Anthony T. Iler, Esq.
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
(310) 277-1010

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value	800 shares	$13.57	$10,856.00	$1.00

Common Stock, $.01 par value	240,000 shares	$13.97	$3,352,800.00	$308.46

Common Stock, $.01 par value	7,500 shares	$17.47	$131,025.00	$12.06

Common Stock, $.01 par value	90,000 shares	$17.75	$1,597,500.00	$146.97

Common Stock, $.01 par value	10,000 shares	$19.61	$196,100.00	$18.05

Common Stock, $.01 par value	401,700 shares	$37.10	$14,903,070.00	$1,371.09

Total	750,000 shares	—	$20,191,351.00	$1,857.63

(1)	Includes an indeterminate number of shares of the Registrant’s Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions.
(2)
This calculation is made solely for the purpose of determining the registration fee in accordance with Rule 457(h), as follows: (a) in the case of shares of the Registrant’s Common Stock that may be issued upon the exercise of outstanding options, the fee is calculated on the basis of the price at which such options may be exercised; and (b) in the case of (i) shares of the Registrant’s Common Stock issued pursuant to the Gart Sports Company 1994 Management Equity Plan and (ii) shares of the Registrant’s Common Stock for which awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on April 17, 2002, which is $37.10 per share.

EXPLANATORY NOTE

Gart Sports Company (the “Company”) filed a registration statement on Form S-8 on September 13, 1999 (File Number 333-87013) (the “Previous Registration”) relating to the registration of shares of common stock, $.01 par value (“Common Stock”), of the Company in connection with the Gart Sports Company 1994 Management Equity Plan, the Sportmart, Inc. Associate Stock Purchase Plan, the Sportmart, Inc. Directors’ Stock Option Plan, and the Sportmart, Inc. Stock Option Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) registers an additional 750,000 shares of Common Stock, which may be acquired pursuant to the Gart Sports Company 1994 Management Equity Plan.

The Previous Registration is hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.    Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Nesa E. Hassanein, General Counsel of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Nesa E. Hassanein, General Counsel of the Registrant (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on April 18, 2002.

GART SPORTS COMPANY

By:	/s/ JOHN DOUGLAS MORTON
John Douglas Morton Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN DOUGLAS MORTON John Douglas Morton	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 18, 2002

/S/ THOMAS T. HENDRICKSON Thomas T. Hendrickson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 18, 2002

/s/ JONATHAN D. SOKOLOFF Jonathan D. Sokoloff	Director	April 18, 2002

/s/ JONATHAN A. SEIFFER Jonathan A. Seiffer	Director	April 18, 2002

/s/ PETER R. FORMANEK Peter R. Formanek	Director	April 18, 2002

/s/ GORDON D. BARKER Gordon D. Barker	Director	April 18, 2002

/s/ ALVIN N. LUBETKIN Alvin N. Lubetkin	Director	April 18, 2002

/s/ MARILYN OSHMAN Marilyn Oshman	Director	April 18, 2002

/s/ LARRY D. STRUTTON Larry D. Strutton	Director	April 18, 2002

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Nesa E. Hassanein, General Counsel of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Nesa E. Hassanein, General Counsel of the Registrant (included in Exhibit 5.1).

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